Exhibit 1.1

June -8 2017

BERMUDA
THE COMPANIES ACT 1981
MEMORANDUM OF CONTINUANCE OF COMPANY
LIMITED BY SHARES
(Section. 132C(2))
MEMORANDUM OF CONTINUANCE
OF
FLEX LNG LTD.
(hereinafter referred to as the “Company”)
1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.
2.	The Company is an exempted company as defined by the Companies Act 1981.
3.	The authorised share capital of the Company shall be US$1,000,000,000 divided into 100,000,000,000 shares of US$0.01 par value each.
4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding NIL in all, including the following parcels:-
Not applicable.
5.	Details of Incorporation:
The Company was incorporated under the name FLEX LNG LTD pursuant to the laws of the British Virgin Islands on 31 August 2006.
6.          The objects of the Company from the date of continuance are unrestricted.

7.	The following are provisions regarding the powers of the Company -
The Company shall have the capacity, rights, powers and privileges of a natural person.
The Company shall have, pursuant to Section 42 of the Companies Act 1981, the power to issue preference shares which are liable to be redeemed at the option of the holder.
The Company shall have, pursuant to Section 42A of the Companies Act 1981, the power to purchase its own shares for cancellation.
The Company shall have, pursuant to Section 42B of the Companies Act 1981, the power to acquire its own shares to be held as treasury shares.
Signed by a duly authorised person in the presence of at least one witness attesting the signature thereof:

/s/ M. Hermansen	/s/ L. Barstad
Director M. Hermansen	Witness L. Barstad

Dated this 8th day of June 2017.